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                                                                   EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MedPartners, Inc. 1997 Long Term Incentive Compensation Plan of our reports dated February 3, 1997, with respect to the consolidated financial statements of MedPartners, Inc., for the year ended December 31, 1996, included in its Annual Report on Form 10-K/A for the year ended December 31, 1996, and our report dated August 25, 1997 with respect to the consolidated financial statement of MedPartners, Inc. for the year ended December 31, 1996, included in its Current Report on Form 8-K dated August 27, 1997, filed with the Securities and Exchange Commission.




                                                               ERNST & YOUNG LLP


Birmingham, Alabama
October 27, 1997